As filed with the Securities and Exchange Commission on September 20, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALARUM TECHNOLOGIES Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 Haarba’a Street
Tel Aviv
6473926 Israel+97298666110

(Address and telephone number of registrant’s principal executive offices)

NetNut Networks Inc.

4607 Library Rd Ste 220 #1067

Bethel Park, PA 15102

Tel: 973.506.8810

(Name, address, and telephone number of agent for service)

Copies to:

Oded Har-Even, Esq. Howard E. Berkenblit, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: (212) 660-3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers North Tower, 35th floor Tel-Aviv, Israel 6473925 Tel: +972 74-758-0480

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 20, 2023

PROSPECTUS

ALARUM TECHNOLOGIES LTD.

Up to 2,971,225 American Depositary Shares Representing Ordinary Shares

The selling shareholders identified in this prospectus may offer from time to time up to 2,971,225 American Depositary Shares, or ADSs, consisting of (i) up to 445,455 ADSs, each representing ten ordinary shares, no par value, or Ordinary Shares, issued to certain individuals named in this prospectus, pursuant to earnout provisions in a share purchase agreement, dated July 1, 2021, or the Share Purchase Agreement; (ii) up to 1,872,242 ADSs, issued to certain individuals named in this prospectus, pursuant to private placement agreements, dated August 29, 2023, or the Private Placement Agreements; (iii) up to 561,677 ADSs, issuable upon the exercise of the warrants, exercisable at a price per ADS of $2.72, or the PPA Warrants, issued pursuant to the Private Placement Agreements; and (iv) up to 91,851 ADSs, issuable upon the exercise of the warrants, exercisable at a price per ADS of $2.27, or the Finders’ Warrants, issued pursuant to a finder agreement, dated August 30, 2023, or the Finder Agreement. The PPA Warrants and the Finders’ Warrants are collectively referred to as the “Warrants.”

This prospectus describes the general manner in which the ADSs may be offered and sold by the selling shareholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus. We are not selling any shares under this prospectus and will not receive any proceeds from the sale of the shares by the selling shareholders. See “Use of Proceeds.” The selling shareholders may sell all or a portion of the ADSs (upon conversion from Ordinary Shares) from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution” on page 11.

The ADSs, each representing ten of our Ordinary Shares, evidenced by American Depositary Receipts, are traded on the Nasdaq Capital Market under the symbol “ALAR.” On September 19, 2023, the last reported sale price of our ADSs was $3.18 per ADS.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3  AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022, which was filed on March 31, 2023, or the 2022 Annual Report.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2023

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor any of the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. In this prospectus, unless otherwise indicated, all references to the “Company,” “we,” “our” and “Alarum” refer to Alarum Technologies Ltd. and its subsidiaries.

References to “U.S. dollars” and “$” are to currency of the United States of America, and references to “NIS” are to New Israeli Shekels. References to “Ordinary Shares” are to our Ordinary Shares, no par value per share, that are traded on the Tel Aviv Stock Exchange, or TASE, under the symbol “ALAR”. References to ADSs are to our American Depository Shares, each representing ten of our Ordinary Shares, that are traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “ALAR”.

i

OUR COMPANY

Overview

We are a global internet access provider for consumers and enterprises. We operate in two main distinct segments, providing solutions according to specific needs. The segments include enterprise internet access solutions and consumer internet access solutions.

Our enterprise internet access solutions are based on our world’s fastest and most advanced and secured hybrid proxy network, enabling our customers to collect data anonymously at any scale from any public sources over the web. Our network comprises both exit points based on our proprietary reflection technology and hundreds of servers located at our internet service providers partners around the world. The infrastructure is optimally designed to guarantee privacy, quality, stability, and the speed of the service.

Our internet access solutions for consumers provide powerful, secured and encrypted connection, masking consumers’ online activity and keeping them safe from hackers. The solutions are designed for advanced and basic users, ensuring complete protection for all personal and digital information.

Private Placement

On August 29, 2023, we entered into private placement agreements for the issuance, in a private placement, of an aggregate of 187,225 units, or the Units, at a purchase price of $22.70 per Unit. Each Unit consists of ten ADSs and one non-tradeable warrant, each exercisable into three ADSs for $2.72 per ADS. The PPA Warrants have a term of two and a half years from the issuance date. The offering closed on September 15, 2023. We incurred total expenses of $422,000 in connection with the private placement, resulting in total net proceeds to us of approximately $3.83 million.

The chairman of our board of directors, or the Chairman, our chief executive officer, or the CEO, and our chief financial officer, or the CFO, invested an aggregate of more than $1.0 million in the private placement. The Chairman and CEO used, in part, funds loaned to them in a non-recourse loan, by the rest of the investors in the private placement, other than the CFO. The Chairman’s and CEO’s loans are secured by the ADSs they already own and the ADSs they purchased in the private placement. In connection with the private placement, and subject to the final approval at the end of 2023 and full discretion of the compensation committee of our board of directors and our board of directors, the CEO, CFO and Chairman will be entitled to the following approximate bonuses: (i) $38 thousand to the CEO, (ii) $14 thousand to the Chairman; and (iii) $46 thousand to the CFO.

We also entered into a finder agreement, dated August 30, 2023, with finders in the private placement, or the Finders. We agreed to pay the Finders an aggregated cash placement fee equal to 5.0% of all funds invested by investors in the private placement and issue the Finders’ Warrants to purchase 91,851 ADSs, at an exercise price of $2.27 per ADS for a period of two and a half years. The Finders’ Warrants, with the exception of the different exercise price and lack of transferability, have substantially similar terms to the warrants in the private placement.

CyberKick Transaction

On July 1, 2021, we entered into the Share Purchase Agreement with Takoomi Ltd., the Sellers (as defined in the agreement) and CyberKick Ltd., or CyberKick, pursuant to which, on July 4, 2021, we acquired all of the outstanding share capital of CyberKick, a private Israeli company. The initial consideration paid was a combination of $3.7 million in cash and 4,062,045 Ordinary Shares valued at $5.6 million. In addition, we committed to pay to CyberKick’s shareholders, named in this prospectus, or CyberKick’s Selling Shareholders, a potential earn-out of up to $3 million, subject to achievement of certain future milestones. We could decide, at our sole discretion, to pay the earn-out consideration in whole or in part in equity.

On July 17, 2022, we issued a total of 2,181,009 Ordinary Shares (equal to $1.05 million based on the average volume weighted average price, or VWAP, of the Company’s ADS in the seven trading days preceding July 1, 2022) to CyberKick’s Selling Shareholders for qualifying with the designated revenue targets of the first-year anniversary of the Share Purchase Agreement. On September 3, 2023, we issued a total of 4,454,545 Ordinary Shares (equal to $1.05 million based on the average VWAP of the Company’s ADS in the seven trading days preceding July 1, 2023) to CyberKick’s Selling Shareholders for qualifying with the designated revenue targets of the second-year anniversary of the Share Purchase Agreement.

ABOUT THIS OFFERING

This prospectus describes the general manner in which the selling shareholders identified in this prospectus may offer from time to time up to 2,971,225 ADSs, each represents ten of our Ordinary Shares, no par value per share. The securities consist of (i) up to 445,455 ADSs, issued to certain individuals named in this prospectus, issued pursuant to earnout provisions in the Share Purchase Agreement, (ii) up to 1,872,242 ADSs, issued to certain individuals named in this prospectus, pursuant to the Private Placement Agreements; (iii) up to 561,677 ADSs, issuable upon the exercise of the PPA Warrants; and (iv) up to 91,851 ADSs, issuable upon the exercise of the Finders’ Warrants issued pursuant to the Private Placement Agreements and the Finder Agreement.

Ordinary Shares currently outstanding	58,412,171 (includes Ordinary Shares represented by ADSs)

Securities offered by the selling shareholders	(i) up to 445,455 ADSs, issued to certain individuals named in this prospectus, pursuant to earnout provisions in the Share Purchase Agreement, (ii) up to 1,872,242 ADSs, issued to certain individuals named in this prospectus, pursuant to the Private Placement Agreements; (iii) up to 561,677 ADSs, issuable upon the exercise of the PPA Warrants to certain individuals named in this prospectus, pursuant to the Private Placement Agreements; and (iv) up to 91,851 ADSs, issuable upon the exercise of the Finders’ Warrants issued pursuant to the Private Placement Agreements and the Finder Agreement.

The ADSs	Each ADS represents ten of our Ordinary Shares. If converted to ADSs, the depositary will be the holder of the Ordinary Shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

Use of proceeds:

We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ADSs covered by this prospectus will go to the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised.

We intend to use the proceeds from the exercise of the Warrants for support and strengthen our balance sheet, as well as for other corporate purposes. See “Use of Proceeds.”

Risk factors:	An investment in the ADSs offered under this prospectus is highly speculative and involves substantial risk. You should read the “Risk Factors” section starting on page 3 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in our 2022 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Depositary	The Bank of New York Mellon

Nasdaq symbol:	“ALAR.”

As of September 15, 2023, the number of currently outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) is 58,412,171 (or 64,947,451 assuming the exercise of all of the Warrants under this registration statement). This number excludes:

●	6,257,734 Ordinary Shares issuable upon the exercise of options and restricted unit shares, outstanding under the Alarum Technologies Ltd. Amended and Restated Global Incentive Plan, with exercise prices ranging between NIS 0 and NIS 6.28 per share;

●	4,296,522 Ordinary Shares, represented by 429,652 ADSs, issuable upon the exercise of outstanding warrants issued to investors under previous offerings, with exercise prices ranging between $12.00 and $2,870.00 per share; and

●	150,000 Ordinary Shares, represented by 15,000 ADSs, issuable upon the exercise of outstanding warrants issued to service providers, with exercise prices ranging between $10.15 and $20.00 per share.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described in our periodic reports filed with the Securities and Exchange Commission, or SEC, including those set forth under the caption “Item 3. Key Information - D. Risk Factors” in our 2022 Annual Report, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus, including in our 2022 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures and ability to continue as a going concern;

●	our ability to market and sell our products;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our ability to maintain our relationships with channel partners;

●	our ability to maintain or protect the validity of our European, U.S. and other patents and other intellectual property;

●	our ability to launch and penetrate markets in new locations and to enter into engagements with new business partners in those markets;

●	our ability to engage in future strategic opportunities, including, but not limited to, strategic acquisitions, and achieve any expected benefits therefrom;

●	our intention to increase marketing and sales activities;

●	our ability to implement on-line distribution channels and to generate sales from such channels;

●	our ability to locate additional funding available to us on acceptable terms;

●	our ability to retain key executive members;

●	our ability to internally develop new inventions and intellectual property;

●	our expectations regarding future changes in our cost of revenues and our operating expenses;

●	our expectations regarding our tax classifications;

●	interpretations of current laws and the passages of future laws;

●	our ability to continue to comply with the minimum bid requirements of Nasdaq;

●	our possible initial public offering of NetNut Ltd.;
●	the impact of potential litigation;

●	acceptance of our business model by investors; and

●	those factors referred to in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2022 Annual Report as well other factors in the 2022 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and other risk factors contained in the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events. In addition, the section of our 2022 Annual Report entitled “Item 4. Information on the Company” contains information obtained from independent industry sources and other sources that we have not independently verified.

 Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised.

We intend to use the proceeds from the exercise of the Warrants for support and strengthen our balance sheet, as well as for other corporate purposes.

Pending our use of the net proceeds from the exercise of the Warrants, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities, as shall be decided by our board of directors from time to time.

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2023:

●	on an actual basis;

●	on a pro forma basis to give effect to (i) the third amendment to our agreement with ORB Spring Ltd., or ORB; (ii) loan repayments by us in the aggregate amount of $232 thousand to ORB from July 1, 2023 through September 15, 2023; (iii) 31,760 ADSs issued under our at-the-market offering, which was terminated on August 30, 2023, for gross proceeds of $65 thousand; (iv) loan repayment of $1.6 million on August 9, 2023 of a short-term loan to Bank Hamizrahi, including use of $500 thousand previously designated as a restricted deposit; and (v) the issuance of 48,376 Ordinary Shares under the Alarum Technologies Ltd. Amended and Restated Global Incentive Plan; and

●	on an as adjusted pro forma basis to give effect to the forgoing pro forma adjustments plus the issuance of ADSs and Warrants pursuant to Private Placement Agreements and the issuance on September 3, 2023 of the additional Ordinary Shares pursuant to the earnout provisions in the Share Purchase Agreement.

You should read this table in conjunction with our Interim Condensed Consolidated Financial Statements (Unaudited) as of and for the six months ended June 30, 2023 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2023” attached as exhibits 99.2 and 99.3, respectively, to our Report of Foreign Private Issuer on Form 6-K, filed on August 24, 2023 and incorporated by reference herein.

	As of June 30, 2023
USD in thousands	Actual	Pro forma	As adjusted pro forma
Cash and cash equivalents	$3,813	$2,045	$5,873
Short-term loan	$1,601	$-	$-
Long-term loan and current maturities of long-term loan	$1,144	$1,153	$1,153
Derivative financial instruments	$2	$2	$1,199	(1)
Ordinary Shares, no par value: 150,000,000 Ordinary Shares authorized; 34,869,230 Ordinary Shares issued and outstanding (actual); 35,235,206 Ordinary Shares issued and outstanding (pro forma); 58,412,171 Ordinary Shares outstanding (as adjusted)	$-	$-	$-
Share premium	$95,754	$96,148	$99,797
Other equity reserves	$15,567	$14,872	$14,032
Accumulated deficit	$(105,197)	$(105,572)	$(105,750)
Total shareholders’ equity	$6,124	$5,448	$8,079
Total capitalization(2)	$8,871	$6,603	$10,431

(1)	Consists of 561,677 PPA Warrants with an estimated fair value of $1,197.
(2)	Consists of short-term loan, long-term loan and derivative financial instruments plus total shareholders’ equity.

As of June 30, 2023, the number of currently outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) is 34,869,230. This number excludes:

●	6,565,054 Ordinary Shares issuable upon the exercise of options and restricted unit shares, outstanding under the Alarum Technologies Ltd. Amended and Restated Global Incentive Plan, with exercise prices ranging between NIS 0 and NIS 6.28 per share;

●	4,297,812 Ordinary Shares, represented by 429,781 ADSs, issuable upon the exercise of outstanding warrants issued to investors under previous offerings, with exercise prices ranging between $12.00 and $2,870.00 per share;

●	150,000 Ordinary Shares, represented by 15,000 ADSs, issuable upon the exercise of outstanding warrants issued to service providers, with exercise prices ranging between $10.15 and $20.00 per share;

●	2,068,966 Ordinary Shares issuable upon the exercise of Series A Warrants, exercisable at a price per share of $0.725, pursuant to the ORB Agreement, which warrants were cancelled on September 7, 2023;

●	344,828 Ordinary Shares issuable upon the exercise of Series B Warrants, exercisable at a price per share of $1.45, pursuant to the ORB Agreement, which warrants were cancelled on September 7, 2023;

●	2,222,222 Ordinary Shares issuable upon the exercise of Series C Warrants, exercisable at a price per share of $0.675, pursuant to the ORB Agreement, which warrants were cancelled on September 7, 2023; and

●	370,370 Ordinary Shares issuable upon the exercise of Series D Warrants, exercisable at a price per share of $1.35, pursuant to the ORB Agreement, which warrants were cancelled on September 7, 2023.

SELLING SHAREHOLDERS

We have agreed to file the registration statement of which this prospectus forms a part to cover the resale by the selling shareholders of the ADSs owned by selling shareholders pursuant to the Private Placement Agreements and ADSs which shall be owned by selling shareholders upon conversion of their Ordinary Shares, issuable upon the Company meeting the conditions set forth in the earnout provisions in the Share Purchase Agreement and issuable upon exercise of the Warrants. We are registering the Ordinary Shares represented by ADSs in order to permit the selling shareholders to offer ADSs represented by Ordinary Shares for resale from time to time.

Within the past three years, other than the relationships described herein, the selling shareholders have not held a position as an officer a director of ours, nor has any selling shareholder had any material relationship of any kind with us or any of our affiliates, except by way of providing services or by way of employment. All information with respect to share ownership has been furnished by the selling shareholders, unless otherwise noted. The selling shareholders may offer all or part of the ADSs they own for resale from time to time pursuant to this prospectus. The selling shareholders do not have any family relationships with our officers or directors.

Selling shareholders who is an affiliate of a broker-dealer and any participating broker-dealer are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. To our knowledge, none of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

The term “selling shareholder” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholders named in the table below. Except for voting arrangements described above under “Our Company”, to our knowledge, each selling shareholder named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the ADSs set forth opposite its name. We will file a supplement to this prospectus (or a post-effective amendment to the registration statement of which this prospectus forms a part, if necessary) to name successors to the selling shareholders who are able to use this prospectus to resell the securities registered hereby.

The second column lists the number of securities beneficially owned and the percentage ownership represented by the Ordinary Shares beneficially owned by each selling shareholder, based on its ownership of Ordinary Shares as provided to us by each selling shareholder, as of various applicable dates from September 3, 2023 to September 18, 2023.

The third column lists the total securities being offered by this prospectus by each selling shareholder.

The fourth column assumes the sale of all of the securities offered by each selling shareholder pursuant to this prospectus and lists the percentage ownership represented by the securities beneficially owned by the selling shareholder assuming the sale of all the securities offered by the selling shareholder pursuant to this prospectus. The selling shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering(1)			Maximum Number of Shares to be Sold Pursuant to this Prospectus		Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
	Number		Percentage(2)	Number		Number	Percentage(2)
Yotam Benattia	3,992,915	(3)	6.82%	2,004,545	(4)	1,988,370	3.40%
Roni Lev	3,992,925	(5)	6.82%	2,004,545	(6)	1,988,380	3.40%
David Matrikin	844,408	(7)	1.44%	445,455	(8)	398,953	*
Shachar Daniel	3,472,830	(9)	5.88%	2,754,620	(10)	718,210	1.22%
Chen Katz	3,128,370	(11)	5.33%	2,754,620	(12)	373,750	*
Shai Avnit	899,065	(13)	1.53%	458,150	(14)	440,915	*
Barak Avitbul	2,527,010	(15)	4.31%	2,290,760	(16)	236,250	*
Ori Ackerman	764,320	(17)	1.31%	764,320	(17)	0	0.00%
Bar Sella	535,240	(18)	0.92%	535,240	(18)	0	0.00%
Ohad Ackerman	229,070	(19)	0.39%	229,070	(19)	0	0.00%
Lior Tamar Investments Ltd.	458,150	(20)	0.78%	458,150	(20)	0	0.00%
E.G. Europe Proper Ties Ltd.	916,310	(21)	1.57%	916,310	(21)	0	0.00%
Amnon Dardik	229,070	(22)	0.39%	229,070	(22)	0	0.00%
Shai Zohar	458,150	(23)	0.78%	458,150	(23)	0	0.00%
Oren Traistman	458,150	(24)	0.78%	458,150	(24)	0	0.00%
Yacov Kahlon	458,150	(25)	0.78%	458,150	(25)	0	0.00%
Mickel Eyal Peled	458,150	(26)	0.78%	458,150	(26)	0	0.00%
Oded Mor	772,690	(27)	1.32%	572,690	(28)	200,000	*
Yaron Kopel	916,310	(29)	1.57%	916,310	(29)	0	0.00%
Amir Hadad	947,821	(30)	1.62%	916,310	(31)	31,511	*
Yacob Laxer	572,690	(32)	0.98%	572,690	(32)	0	0.00%
Amos and Daughter Investment and Properties Ltd.	870,480	(33)	1.49%	870,480	(33)	0	0.00%
Guy Peleg	458,150	(34)	0.78%	458,150	(34)	0	0.00%
Din Shlomo Rotholz	229,070	(35)	0.39%	229,070	(35)	0	0.00%
Asaf Levy	229,070	(36)	0.39%	229,070	(36)	0	0.00%
Gabriel Botrasvili	458,150	(37)	0.78%	458,150	(37)	0	0.00%
Amit Ackerman	274,890	(38)	0.47%	274,890	(38)	0	0.00%
Omer Geva	229,070	(39)	0.39%	229,070	(39)	0	0.00%
Galia Shahar	458,150	(40)	0.78%	458,150	(40)	0	0.00%
Yishai Tachover	458,150	(41)	0.78%	458,150	(41)	0	0.00%
A.N. Stamens Investment Ltd.	700,520	(42)	1.20%	366,520	(43)	334,000	*
Scorpio Investment (A.W.) Ltd.	458,150	(44)	0.78%	458,150	(44)	0	0.00%
G.F.C. Green Field Capital Ltd.	2,061,670	(45)	3.53%	2,061,670	(45)	0	0.00%
Doron Rubinfeld	368,830	(46)	0.63%	366,520	(47)	2,310	*
Family Wealth Advisors Ltd.	229,070	(48)	0.39%	229,070	(48)	0	0.00%
Dolphin 1 Investment Ltd.	687,220	(49)	1.18%	687,220	(49)	0	0.00%
Ran Moshe Avrahami	687,220	(50)	1.18%	687,220	(50)	0	0.00%
Asael Karfiol	229,070	(51)	0.39%	229,070	(51)	0	0.00%
Lagos Advisors Ltd.	306,170	(52)	0.52%	306,170	(52)	0	0.00%
Total	36,424,894		87.71%	29,712,245		6,712,649	16.16%

*	less than 1%.

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to vested options and warrants currently exercisable, or exercisable within 60 days of September 15, 2023, are counted as outstanding for computing the percentage of the selling stockholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling stockholder.
(2)	Applicable percentage of ownership is based on 58,412,171 Ordinary Shares outstanding as of September 15, 2023.

(3)	Includes up to 3,891,665 Ordinary Shares and 101,250 Ordinary Shares issuable upon the exercise of vested options. Address: 113/29 Rothschild Street., Tel Aviv, Israel. Mr. Benattia worked as a co-Chief Executive Officer of CyberKick Ltd., or CyberKick, a wholly owned subsidiary of our subsidiary NetNut Ltd., or NetNut, until September 11, 2023.
(4)	Consists of 2,004,545 Ordinary Shares issued as earnout consideration, pursuant to the Share Purchase Agreement.
(5)	Includes up to 3,891,675 Ordinary Shares and 101,250 Ordinary Shares issuable upon the exercise of vested options. Address: 3 Prof. Yuval Neeman Street, Tel Aviv, Israel. Mr. Lev worked as a co-Chief Executive Officer of CyberKick until September 11, 2023.
(6)	Consists of 2,004,545 Ordinary Shares issued as earnout consideration, pursuant to the Share Purchase Agreement.
(7)	Includes up to 783,783 Ordinary Shares and 60,625 Ordinary Shares issuable upon the exercise of vested options. Address: 8 Mazal Arieh Street., Jerusalem, Israel. Mr. Matrikin works as a Chief Technology Officer of CyberKick.
(8)	Consists of 445,455 Ordinary Shares issued as earnout consideration, pursuant to the Share Purchase Agreement.
(9)	Includes 2,229,650 Ordinary Shares, 635,680 Ordinary Shares issuable upon the exercise of PPA Warrants and 607,500 Ordinary Shares issuable upon the exercise of vested options. Address: 44/15 Levi Eshkol Street, Tel Aviv, Israel.
(10)	Consists of 2,118,940 Ordinary Shares and 635,680 Ordinary Shares issues upon the exercise of PPA Warrants issued pursuant to the Private Placement Agreements.
(11)	Mr. Katz’s shares are held by IBI Trust Management Ltd. and includes 2,188,940 Ordinary Shares, 635,680 Ordinary Shares issuable upon the exercise of PPA Warrants and 303,750 Ordinary Shares issuable upon the exercise of vested options. Address: 11/3 Marc Chagall St., Tel Aviv, Israel.
(12)	Consists of 2,118,940 Ordinary Shares and 635,680 Ordinary Shares issuable upon the exercise of PPA Warrants issued pursuant to the Private Placement Agreements.
(13)	Includes 365,420 Ordinary Shares, 105,730 Ordinary Shares issuable upon the exercise of PPA Warrants and 427,915 Ordinary Shares issuable upon the exercise of vested options. Address: 80/3 Emek Hahula, Modii’n, Israel.
(14)	Consists of 352,420 Ordinary Shares and 105,730 Ordinary Shares issuable upon the exercise of PPA Warrants issued pursuant to the Private Placement Agreements.
(15)	Includes 1,762,120 Ordinary Shares, 528,640 Ordinary Shares issuable upon the exercise of PPA Warrants and 236,250 Ordinary Shares issuable upon the exercise of vested options and. Address: 47 King David Street, Tel-Aviv, Israel. Mr. Avitbul worked as a Chief Executive Officer of NetNut until December 31, 2021.
(16)	Consists of 1,762,120 Ordinary Shares and 528,640 Ordinary Shares issuable upon the exercise of PPA Warrants issued pursuant to the Private Placement Agreements.
(17)	Includes 352,420 Ordinary Shares issued pursuant to the Private Placement Agreements and 411,900 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 5 Dolev St. Rakefet, Israel. Mr. Ackerman acted as a finder in our private placement.
(18)	Includes 176,210 Ordinary Shares issued pursuant to the Private Placement Agreements and 359,030 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 7 Mazal Akrav Street, Hod Hasharon, Israel. Mr. Sella acted as a finder in our private placement.
(19)	Includes 229,070 Ordinary Shares issued pursuant to the Private Placement Agreements. Address: 5 Dolev St. Rakefet, Israel.
(20)	Includes 352,420 Ordinary Shares issued pursuant to the Private Placement Agreements and 105,730 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 12 Haron Yariv St. Holon, Israel. Yossi Tamar, in his capacity as controlling shareholder has the power to vote or dispose the ADSs.
(21)	Includes 704,850 Ordinary Shares issued pursuant to the Private Placement Agreements and 211,460 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 9 Arie Disenchik St., Tel Aviv, Israel. Eyal Gohar, in his capacity as controlling shareholder has the power to vote or dispose the ADSs.
(22)	Includes 176,210 Ordinary Shares issued pursuant to the Private Placement Agreements and 52,860 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 3 Yechiam St., Petah-tikva, Israel.
(23)	Includes 352,420 Ordinary Shares issued pursuant to the Private Placement Agreements and 105,730 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: Moshav Mishmeret, POB 215, Israel.

(24)	Includes 352,420 Ordinary Shares issued pursuant to the Private Placement Agreements and 105,730 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 11 Tzoran St., Shoham, Israel.
(25)	Includes 352,420 Ordinary Shares issued pursuant to the Private Placement Agreements and 105,730 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 20 Irus St., Omer, Israel.
(26)	Includes 352,420 Ordinary Shares issued pursuant to the Private Placement Agreements and 105,730 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 14 Smadar St., Savyon, Israel.
(27)	Includes 640,530 Ordinary Shares issued pursuant to the Private Placement Agreements and 132,160 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 22 Bar Ilan St., Tel Aviv, Israel.
(28)	Consists of 440,530 Ordinary Shares and 132,160 Ordinary Shares issuable upon the exercise of PPA Warrants issued pursuant to the Private Placement Agreements.
(29)	Includes 704,850 Ordinary Shares issued pursuant to the Private Placement Agreements and 211,460 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 49 Ygal Mosinzon St., Tel Aviv, Israel.
(30)	Includes 736,361 Ordinary Shares issued pursuant to the Private Placement Agreements and 211,460 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 10 Megido St. Tel Aviv, Israel.
(31)	Consists of 704,850 Ordinary Shares and 211,460 Ordinary Shares issuable upon the exercise of PPA Warrants issued pursuant to the Private Placement Agreements.
(32)	Includes 440,530 Ordinary Shares issued pursuant to the Private Placement Agreements and 132,160 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 22 Maharal St., Tel Aviv, Israel.
(33)	Includes 669,600 Ordinary Shares issued pursuant to the Private Placement Agreements and 200,880 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 2 Tashach St., Tel Aviv, Israel. Eri Mordechai Stematzky, in his capacity as controlling shareholder, has the power to vote or dispose the ADSs.
(34)	Includes 352,420 Ordinary Shares issued pursuant to the Private Placement Agreements and 105,730 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 8 Gilboa Amir St., apt 36, Tel Aviv, Israel.
(35)	Includes 176,210 Ordinary Shares issued pursuant to the Private Placement Agreements and 52,860 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 22 Shlomo Ha Meleh St., Tel Aviv, Israel. Mr. Rotholz acted as a finder in our private placement.
(36)	Includes 176,210 Ordinary Shares issued pursuant to the Private Placement Agreements and 52,860 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 17 Lehakat Mashina St., Michmanim, Israel.
(37)	Includes 352,420 Ordinary Shares issued pursuant to the Private Placement Agreements and 105,730 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 4 Dekel St., Shoham, Israel.
(38)	Includes 211,450 Ordinary Shares issued pursuant to the Private Placement Agreements and 63,440 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 1 Gary Bartini St., Tel-Aviv, Israel.
(39)	Includes 176,210 Ordinary Shares issued pursuant to the Private Placement Agreements and 52,860 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: Kibbutz Ein Shemer, Israel.
(40)	Includes 352,420 Ordinary Shares issued pursuant to the Private Placement Agreements and 105,730 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 42a Nordau St., Herzliya, Israel.
(41)	Includes 352,420 Ordinary Shares issued pursuant to the Private Placement Agreements and 105,730 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 224 Nachal David St., Nokdim, Israel.
(42)	Includes 615,940 Ordinary Shares issued pursuant to the Private Placement Agreements and 84,580 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 20 Hagay St., Ramat Gan, Israel. Avishai Kalimi, in his capacity as controlling shareholder, has the power to vote or dispose the ADSs.
(43)	Consists of 281,940 Ordinary Shares and 84,580 Ordinary Shares issuable upon the exercise of PPA Warrants issued pursuant to the Private Placement Agreements.
(44)	Includes 352,420 Ordinary Shares issued pursuant to the Private Placement Agreements and 105,730 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 24 Rival St., Tel Aviv, Israel. Arye Weber, in his capacity as controlling shareholder, has the power to vote or dispose the ADSs.
(45)	Includes 1,585,900 Ordinary Shares issued pursuant to the Private Placement Agreements and 475,770 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 85 Medinat Hayehudim St., Herzliya, Israel. Alexander Rabinovitch, in his capacity as controlling shareholder, has the power to vote or dispose the ADSs.
(46)	Includes 284,250 Ordinary Shares issued pursuant to the Private Placement Agreements and 84,580 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 17 Y.L. Gordon St., Tel Aviv, Israel.
(47)	Consists of 281,940 Ordinary Shares and 84,580 Ordinary Shares issuable upon the exercise of PPA Warrants issued pursuant to the Private Placement Agreements.
(48)	Includes 176,210 Ordinary Shares issued pursuant to the Private Placement Agreements and 52,860 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 6 Hamada St., Herzliya, Israel. Daniel Peretz, in his capacity as controlling shareholder, has the power to vote or dispose the ADSs.
(49)	Includes 528,630 Ordinary Shares issued pursuant to the Private Placement Agreements and 158,590 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 68 Levi Eshkol St., Kiriat Ono, Israel. Amit Berger, in his capacity as controlling shareholder, has the power to vote or dispose the ADSs.
(50)	Includes 528,630 Ordinary Shares issued pursuant to the Private Placement Agreements and 158,590 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 15 Kehilat Levov St., Tel Aviv, Israel.
(51)	Includes 176,210 Ordinary Shares issued pursuant to the Private Placement Agreements and 52,860 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 6 Dori Yaakov St., Raanana, Israel.
(52)	Includes 306,170 Ordinary Shares issuable upon the exercise of the PPA Warrants. Address: 4 Sderot HaBanim, Kiryat Bialik, Israel. Gilai Dolev, in his capacity as controlling shareholder, has the power to vote or dispose the ADSs. Lagos Advisors Ltd. acted as a finder in our private placement.

PLAN OF DISTRIBUTION

The selling shareholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2440 of the Financial Industry Regulatory Authority, or FINRA, and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out his short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Any fees related to conversions of the Ordinary Shares to ADSs will be assumed and payable by the selling shareholders named in this prospectus.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the selling shareholders that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements of Alarum Technologies Ltd. incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2022 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1(d) to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses of this offering payable by us related to the filing of the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$1,058
Legal fees and expenses	$15,000
Accounting fees and expenses	$10,000
Miscellaneous	$3,000
Total	$29,058

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel-Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning Israel is not the most appropriate forum to bring such a claim. In Israeli courts, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process and certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC relating to the securities offered by this prospectus, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and may furnish to the SEC, on Form 6-K, unaudited interim financial information.

You can review our SEC filings and the registration statements by accessing the SEC’s internet site at http://www.sec.gov. We maintain a corporate website at www.alarum.io. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	our Annual Report on Form 20-F for the year ended December 31, 2022, filed on March 31, 2023;

●	our reports of foreign private issuer on Form 6-K furnished to the SEC on March 31, 2023 (with respect to the first paragraph, the sections titled “2022 Highlights and Recent Business Developments”, “Financial Results for the Three Months Ended December 31, 2022”, “Financial Results for the Year Ended December 31, 2022”, “Balance Sheet Highlights”, “Use of Non-IFRS Financial Results”, “Forward-Looking Statements” and the IFRS financial statements in the press release attached as Exhibit 99.1), April 10, 2023 (with respect to the first through the third paragraphs, the fifth and the sixth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), May 30, 2023 (with respect to the first paragraph and three bullet points under the first paragraph, the bullet points under the section titled “Key Financial Highlights for the First Quarter of 2023”, the sections titled “First Quarter of 2023 Operational Highlights and Recent Business Developments” “Financial Results for the Three Months Ended March 31, 2023”, “Balance Sheet Highlights”, “Use of Non-IFRS Financial Results”, “Forward-Looking Statements” and the IFRS financial statements in the press release attached as Exhibit 99.1), July 6, 2023 (with respect to the first through the third paragraph, the section titled “Recent Business Developments” excluding the last paragraph and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), July 24, 2023, August 24, 2023 (with respect to the bullet points under the section titled “Key Financial Highlights for the Second Quarter of 2023” and the sections titled “Second Quarter of 2023 Operational Highlights and Recent Business Developments”, “Financial Results for the Three Months Ended June 30, 2023”, “Financial Results for the Six Months Ended June 30, 2023”, “Balance Sheet Highlights”, “Use of Non-IFRS Financial Results”, “Forward-Looking Statements” and the IFRS financial statements in the press release attached as Exhibit 99.1, the Interim Condensed Consolidated Financial Statements (Unaudited) as of June 30, 2023 attached as Exhibit 99.2, and the Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2023 attached as Exhibit 99.3), August 29, 2023, August 30, 2023, September 11, 2023, September 14, 2023 and September 19, 2023; and

●	the description of our Ordinary Shares and ADSs contained in our registration statement on Form 8-A (File No. 001-38610), filed under the Exchange Act, as amended by Exhibit 2.2 to the 2022 Annual Report, and including any further amendment or report filed or to be filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Alarum Technologies Ltd., 30 Haarba’a Street, Tel Aviv, 6473926 Israel. Attention: Shai Avnit, Chief Financial Officer, telephone number: +972-9-8666110.

Alarum Technologies Ltd.

Up to 2,971,225 American Depositary Shares Representing Ordinary Shares

PROSPECTUS

                , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under the Israeli Companies Law, 5759-1999, or the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association, or the Articles of Association, contain such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our Articles of Association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them. This exculpation and indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our Articles of Association.

In the opinion of the Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, as amended, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 9. Exhibits

Exhibit Number	Description of Document

4.1	Amended and Restated Articles of Association of Alarum Technologies Ltd. (filed as Exhibit 99.1 to Form 6-K filed on August 29, 2023 and incorporated herein by reference).

4.2	Form of Amended and Restated Deposit Agreement (filed as Exhibit 1 to the Post-Effective Amendment No. 2 to Form F-6 (File No. 333-218251) filed on July 31, 2018, and incorporated herein by reference).

4.3	Form of Warrant (filed as Exhibit 4.1 to Form 6-K on August 30, 2023, and incorporated herein by reference).

5.1*	Opinion of Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Israeli counsel to Alarum Technologies Ltd.

10.1	Form of Private Placement Agreement, dated August 29, 2023, by and between Alarum Technologies Ltd. and investors named therein (filed as Exhibit 10.1 to Form 6-K on August 30, 2023, and incorporated herein by reference).

10.2	Share Purchase Agreement, dated July 1, 2021, among Takoomi Ltd., Safe-T Group Ltd., CyberKick Ltd., Mr. Roni Lev and Mr. Yotam Benattia (filed as Exhibit 99.6 to Form 6-K on November 16, 2021, and incorporated herein by reference.)

23.1*	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, with respect to the financial statements of Alarum Technologies Ltd.

23.2*	Consent of Sullivan & Worcester Tel-Aviv (Har-Even & Co.) (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

107*	Filing Fee Table.

*	Filed herewith.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Tel Aviv, State of Israel on September 20, 2023.

Alarum Technologies Ltd.

By:	/s/ Shachar Daniel
Shachar Daniel
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Alarum Technologies Ltd. hereby severally constitute and appoint Shachar Daniel and Shai Avnit, and each of them singly, with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Shachar Daniel	Chief Executive Officer, Director	September 20, 2023
Shachar Daniel	(Principal Executive Officer)

/s/ Shai Avnit	Chief Financial Officer	September 20, 2023
Shai Avnit	(Principal Financial and Accounting Officer)

/s/ Chen Katz	Director, Chairman of the Board of Directors	September 20, 2023
Chen Katz

/s/ Yehuda Halfon	Director	September 20, 2023
Yehuda Halfon

/s/ Rakefet Remigolski	Director	September 20, 2023
Rakefet Remigolski

/s/ Avi Rubinstein	Director	September 20, 2023
Avi Rubinstein

/s/ Moshe Tal	Director	September 20, 2023
Moshe Tal

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned duly authorized representative in the United States of Alarum Technologies Ltd., has signed this registration statement on September 20, 2023.

NETNUT NETWORKS INC.

/s/ Shai Avnit
Shai Avnit, Director